As filed with the Securities and Exchange Commission on August 1, 2005.

REGISTRATION NO. 333-104075

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_______________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

 UNDER
THE SECURITIES ACT OF 1933

_______________

WESTERN WIRELESS LLC
(Exact name of registrant as specified in its charter)

Washington	20-2145212
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

One Allied Drive	72202
Little Rock, Arkansas	(Zip Code)
(Address of principal executive offices)
(501) 905-8000
(Registrant's telephone number, including area code)

Western Wireless Corporation Amended and Restated 1994 Management Incentive Stock Option Plan
(Full name of Plan)

Francis X. Frantz
Executive Vice President and Secretary
Western Wireless LLC
One Allied Drive
Little Rock, Arkansas 72202
(Name and address of agent for service)

(501) 905-8000
(Telephone number, including area code, of agent for service)

Deregistration of Unsold Securities

        This Post-Effective Amendment No. 1 to Form S-8 Registration Statement relates to the Registration Statement on Form S-8 (File No. 333-104075), filed with the Securities and Exchange Commission (the "SEC") on March 27, 2003 (the "Registration Statement") by Western Wireless Corporation ("Western Wireless"), relating to 2,500,000 shares of Class A Common Stock of Western Wireless reserved for issuance under the Western Wireless Corporation Amended and Restated 1994 Management Incentive Stock Option Plan (the "Plan").

        On August 1, 2005, Alltel Corporation ("Alltel"), Wigeon Acquisition LLC ("Wigeon") and Western Wireless completed the merger (the "Merger") of Western Wireless with and into Wigeon pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of January 9, 2005, among such parties. As a result of the Merger, Wigeon, as the surviving company, amended its certificate of formation to change its name to Western Wireless LLC. Western Wireless LLC is the successor by merger to Western Wireless and a direct wholly-owned subsidiary of Alltel. In connection with the Merger, shares of Western Wireless Class A Common Stock outstanding under the Plan were converted into shares of Alltel Common Stock, and the options exercisable for Western Wireless Class A Common Stock outstanding under the Plan were assumed by Alltel and became exercisable for shares of Alltel Common Stock.

        All securities previously registered under the Registration Statement that remain unsold are hereby deregistered.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on the 1st day of August, 2005.

Western Wireless LLC
By:	/s/ Francis X. Frantz Francis X. Frantz Executive Vice President and Secretary

        Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott T. Ford Scott T. Ford	President (Principal Executive Officer)	August 1, 2005

/s/ Jeffery R. Gardner Jeffery R. Gardner	Executive Vice President - Chief Financial Officer (Principal Financial Officer)	August 1, 2005

/s/ Sharilyn S. Gasaway Sharilyn S. Gasaway	Controller (Principal Accounting Officer)	August 1, 2005

/s/ Francis X. Frantz Francis X. Frantz	Executive Vice President, Secretary, and Sole Member of the Board of Managers	August 1, 2005